EXHIBIT 99.1

Marathon Oil Promotes Mike Henderson to Senior Vice President, Operations

Friday, May 1, 2020
HOUSTON, May 1, 2020 - Marathon Oil Corporation (NYSE:MRO) announced today that effective May 4, 2020, Mike Henderson will be promoted to senior vice president, operations, and will oversee the U.S. Resource Play businesses.
In October 2017, Mr. Henderson was appointed vice president, Resource Plays North, with responsibility for Oklahoma and North Dakota, after having served in successive regional vice president roles since 2013 and managing operations in Oklahoma, North Dakota and Wyoming. Prior to his work in the Resource Plays, Mr. Henderson was development manager for International Production Operations in Equatorial Guinea and has been involved in a number of Marathon Oil’s major projects in Equatorial Guinea, Norway and the Gulf of Mexico over the course of his career.

In conjunction with this change, Mr. Little announced his retirement and will cease serving as the Company’s executive vice president, operations and transition to the role of executive vice president, advisor to the chief executive officer with oversight for Equatorial Guinea operations. Mr. Little will remain with the Company through year-end 2020.

“Mitch has been a key member of the Marathon team for over 32 years and I want to thank him for his significant leadership and contributions to the Company,” said Lee Tillman, Marathon Oil Chairman, President and CEO. “Mike brings significant leadership and technical capabilities to his new, expanded role, responsible for Marathon’s US Resources Plays, and I believe he will provide strong continuity within the executive leadership team.”

Media Relations Contacts:
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Investor Relations Contacts:
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